EXHIBIT J(2)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 91 to the Registration Statement on Form N-1A of Fidelity Municipal Trust: Spartan Municipal Income Fund (formerly Fidelity Court Street Trust: Spartan Municipal Income Fund), of our report dated January 6, 2000 on the financial statements and financial highlights included in the November 30, 1999 Annual Report to Shareholders of Spartan Municipal Income Fund.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information.

 /s/PricewaterhouseCoopers LLP
 PricewaterhouseCoopers LLP

Boston, Massachusetts
February 22, 2000